Exhibit 12C
                                                                  Page 1 of 2


                METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
       ----------------------------------------------------------------------
                                      UNAUDITED


                                                       Six Months Ended
                                                  ---------------------------
                                                    June 30,        June 30,
                                                      1998            1997
                                                  -----------       --------


OPERATING REVENUES                                 $460,778         $463,814
                                                    -------          -------

OPERATING EXPENSES                                  349,200          343,400
  Interest portion of rentals (A)                     4,979            2,503
                                                    -------          -------
      Net expense                                   344,221          340,897
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 521              712
  Other income/(expense), net                        (9,381)           2,104
                                                    -------          -------
      Total other income and deductions              (8,860)           2,816
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $107,697         $125,733
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 21,247         $ 22,294
  Other interest (B)                                  9,053            8,128
  Interest portion of rentals (A)                     4,979            2,503
                                                    -------          -------
      Total fixed charges                          $ 35,279         $ 32,925
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.05             3.82
                                                       ====             ====

Preferred stock dividend requirement               $    242         $    242
Ratio of income before provision for
  income taxes to net income (C)                      167.3%           172.2%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     405              417
Fixed charges, as above                              35,279           32,925
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 35,684         $ 33,342
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.02             3.77
                                                       ====             ====

                                                                  Exhibit 12C
                                                                  Page 2 of 2


                METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
       ----------------------------------------------------------------------
                                      UNAUDITED




-------------------------

NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $4,500 for the six month periods ended June 30, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $72,418 and $92,808 for the six month periods ended June 30, 1998 and 1997, respectively, divided by income before extraordinary item of $43,278 and net income of $53,888, respectively for the same periods.